EXHIBIT 99.1

Capstone Turbine Announces Fourth Quarter and Fiscal Year 2012 Operating Results

Record Revenue of $109.4 Million for Fiscal 2012

Record Gross Margin of 5% for Fiscal 2012

Record Backlog of $139 Million at the End of Fiscal 2012

CHATSWORTH, Calif., June 14, 2012 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, today announced its financial results for the fourth quarter and fiscal year ended March 31, 2012.

Fourth Quarter 2012 Highlights

  Total revenue of $30.1 million, up 10% quarter-over-quarter and 32% year-over-year
  Record product revenue of $24.9 million, up 14% quarter-over-quarter and 30% year-over-year
  Shipments of 27.1 megawatts, compared to 23.5 megawatts in Q3 Fiscal 2012, and 20.5 megawatts in Q4 Fiscal 2011
  Gross margin of $0.9 million, or 3%; positive gross margin in six of last seven quarters
  Positive cash flow of $4.5 million from Operations
  Record new orders of $48.7 million, up 109% quarter-over-quarter
  Record product backlog of $139.0 million at the end of Fiscal 2012, up 21% quarter-over-quarter

Fiscal Year 2012 Highlights

  Total revenue of $109.4 million, an increase of 34% compared to $81.9 million for Fiscal 2011
  Product revenue of $89.9 million, an increase of 36% compared to $66.3 million for Fiscal 2011
  Shipments of 96.1 megawatts in Fiscal 2012 compared to 69.7 megawatts in Fiscal 2011
  Gross margin of $5.4 million, or 5% of revenue, compared to gross loss of $0.5 million, or 1% of revenue for Fiscal 2011; positive gross margin all four quarters of Fiscal 2012
  New orders of $122.5 million, up 42% year-over-year
  Product backlog up 31% year-over-year
  Strong balance sheet with $50.0 million in cash at the end of Fiscal 2012 compared to $34.7 million at the end of Fiscal 2011
  Inventory turns improved to 4.1x at the end of Fiscal 2012 from 3.6x at the end of Fiscal 2011

Management Commentary

"Fiscal 2012 was a watershed year for Capstone as demonstrated by our remarkable growth, global market expansion and improving key performance indicators," said Darren Jamison, Capstone's President and Chief Executive Officer. "Revenues have increased consistently quarter-over-prior-year-quarter for the past 20 consecutive quarters, and 2012 was our first year in company history with positive gross margins for all four quarters. Accelerating order momentum drove record backlog at year-end which equates to a compounded annual growth rate of 34% since Fiscal 2009.

"Throughout Fiscal 2012, we continued to gain share in all five of our major market verticals as new orders increased by 42% and average selling prices increased by 32% for the year.  In Fiscal 2013, we are poised to benefit from the substantial operating leverage in our model.  Our engineering team is working to further improve the electrical and emissions efficiency of our products while our sales team focuses on building brand awareness through strengthened distribution relationships.  Operationally, we are solidifying our production efficiencies by implementing lean product manufacturing practices company-wide.  With ample room for production expansion as we further our penetration in new and existing markets, Capstone is making good progress towards profitability and business expansion," concluded Jamison.

Fourth Quarter 2012 Financial Summary

Revenue for the fourth quarter of Fiscal 2012 was $30.1 million, an increase of 10% from $27.5 million for the third quarter of Fiscal 2012, and an increase of 32% from $22.8 million for the fourth quarter of Fiscal 2011. Capstone shipped 27.1 megawatts in the fourth quarter of Fiscal 2012, compared to 23.5 megawatts in the third quarter of Fiscal 2012 and 20.5 megawatts in the fourth quarter of Fiscal 2011. Average revenue per unit increased for the fourth quarter of Fiscal 2012 to approximately $167,000, compared to $161,000 for the third quarter of Fiscal 2012 and $114,000 for the fourth quarter of Fiscal 2011.

Capstone's backlog as of March 31, 2012 was $139.0 million, an increase of $23.9 million, or 21%, from $115.1 million at December 31, 2011, and an increase of $32.6 million, or 31%, from $106.4 million at March 31, 2011.

Gross margin for the fourth quarter of Fiscal 2012 was $0.9 million, or 3% of revenue, compared to gross margin of $2.3 million, or 8% of revenue, for the third quarter of Fiscal 2012, and gross loss of $1.1 million, or 5% of revenue, for the fourth quarter of Fiscal 2011. The sequential decrease in gross margin for the fourth quarter of Fiscal 2012 was primarily due to year-end inventory adjustments, scrap costs, manufacturing overhead and materials adjustments, as well as a moderate shift in product mix. The Company has posted positive gross margins in six of the last seven quarters.

Research and development expenses were $2.0 million for the fourth quarter of Fiscal 2012, compared to $1.8 million for the third quarter of Fiscal 2012 and $2.0 million for the fourth quarter of Fiscal 2011.

Selling, general and administrative expenses were $7.4 million for the fourth quarter of Fiscal 2012, compared to $8.3 million for the third quarter of Fiscal 2012 and $7.2 million for the fourth quarter of Fiscal 2011.

Capstone's net loss was $8.3 million, or $0.03 loss per share, for the fourth quarter of Fiscal 2012, compared to $8.8 million, or $0.03 loss per share, for the third quarter of Fiscal 2012, and $28.8 million, or $0.12 loss per share, for the fourth quarter of Fiscal 2011.Capstone's loss from operations for the fourth quarter of Fiscal 2012 was $8.5 million, compared to $7.8 million for the third quarter of Fiscal 2012 and $10.3 million for the fourth quarter of Fiscal 2011.

The adoption of Accounting Standards Codification 815 "Derivatives and Hedging" affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded a non-cash benefit of $0.5 million to change in fair value of warrant liability during the fourth quarter of Fiscal 2012.  Capstone's net loss for the fourth quarter of Fiscal 2012 before considering the non-cash benefit to the change in warrant liability would have been $8.8 million (calculated by subtracting the $0.5 million change in warrant liability benefit from the $8.3 million reported net loss), or $0.03 loss per share (calculated by subtracting $0.00 gain per share attributable to the change in warrant liability benefit from the $0.03 loss per share reported). The Company recorded a non-cash charge of $18.7 million to change in fair value of warrant liability during the fourth quarter of Fiscal 2011. Capstone's net loss for the fourth quarter of Fiscal 2011 before considering the non-cash charge to the change in warrant liability would have been $10.1 million (calculated by deducting the $18.7 million change in warrant liability charge from the $28.8 million reported net loss), or $0.04 loss per share (calculated by deducting a $0.08 loss per share attributable to the change in warrant liability charge from the $0.12 loss per share reported).

Fiscal Year 2012 Financial Summary

Revenue for the fiscal year ended March 31, 2012 was $109.4 million, an increase of 34% from $81.9 million for the prior fiscal year. Capstone shipped 96.1 megawatts in Fiscal 2012 compared to 69.7 megawatts in Fiscal 2011. Average revenue per unit improved to approximately $143,400 for Fiscal 2012 compared to $109,000 for Fiscal 2011.

Fiscal 2012 gross margin was $5.4 million, or 5% of revenue, compared to Fiscal 2011 gross loss of $0.5 million, or 1% of revenue.  The increase in gross margin of $5.9 million was the result of higher overall volume, increased average selling prices, and lower direct material costs, offset by an increase in production and service center expenses, warranty expense, royalty expense and inventory charges.

Research and development (R&D) expenses were $8.2 million for Fiscal 2012 compared to $7.0 million for Fiscal 2011.  The overall increase in R&D expenses of $1.2 million resulted from increased salaries and supplies and reduced cost-sharing benefits, offset by a decrease in consulting related expenses.

Selling, general and administrative (SG&A) expenses were $28.9 million for Fiscal 2012 compared to $26.2 million for Fiscal 2011.  The $2.7 million net increase in SG&A expenses resulted from an increase in bad debt expense, professional services, and marketing and consulting expenses, offset by a decrease in salary and travel expense.

Capstone's net loss was $18.8 million, or $0.07 loss per share, for Fiscal 2012, compared to a net loss of $38.5 million, or $0.16 loss per share, for Fiscal 2011.Capstone's loss from operations for Fiscal 2012 was $31.7 million, or 6% lower than the $33.7 million loss from operations for Fiscal 2011.

The adoption of Accounting Standards Codification 815 "Derivatives and Hedging" affects the Company's accounting for warrants with certain anti-dilution provisions.  The Company recorded a non-cash benefit of $14.0 million to change in fair value of warrant liability for Fiscal 2012.  Capstone's net loss for Fiscal 2012 before considering the non-cash warrant liability benefit would have been $32.8 million (calculated by subtracting the $14.0 million warrant liability benefit from the $18.8 million reported net loss), or $0.12 loss per share (calculated by subtracting a $0.05 gain per share attributable to the warrant liability benefit from the $0.07 loss per share reported).  The Company recorded non-cash charges of $3.7 million to change in fair value of warrant liability during Fiscal 2011. Capstone's net loss for Fiscal 2011 before considering the non-cash warrant liability charge would have been $34.8 million (calculated by deducting the $3.7 million warrant liability charge from the $38.5 million reported net loss), or $0.14 loss per share (calculated by deducting a $0.02 loss per share attributable to the warrant liability charge from $0.16 loss per share reported).

Liquidity and Capital Resources

At March 31, 2012, cash and cash equivalents totaled $50.0 million compared to $22.9 million at December 31, 2011 and $34.7 million at March 31, 2011. During the year ended March 31, 2012, Capstone used $21.4 million of cash in operating activities, used $0.2 million of cash in investing activities and generated $38.1 million in cash from financing activities compared to cash used in operating activities of $21.9 million, cash used in investing activities of $2.3 million and cash generated from financing activities of $10.4 million during the year ended March 31, 2011. The funds generated from financing activities during the year ended March 31, 2012 were primarily from proceeds related to a registered direct placement of securities in March 2012 that generated net proceeds of $23.1 million, the exercise of common stock warrants and borrowings under the Company's credit facility.

Conference Call and Webcast

The Company will host a conference call today, Thursday, June 14, 2012, at 1:45 p.m. Pacific Time (4:45 p.m. Eastern). Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 6,500 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about market expansion; growth in revenue, gross margin and backlog; attaining profitability; and improvement in certain key performance indicators. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

 – Financial Tables Follow –

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 31, 2012	March 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$49,952	$33,456
Accounts receivable, net of allowance for doubtful accounts of $2,228 at March 31, 2012 and $212 at March 31, 2011	18,576	19,329
Inventories	18,881	19,267
Prepaid expenses and other current assets	2,974	2,369
Total current assets	90,383	74,421
Property, plant and equipment, net	4,833	5,939
Non-current portion of inventories	1,313	1,454
Intangible assets, net	2,811	3,574
Restricted cash	—	1,250
Other assets	452	381
Total	$99,792	$87,019
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$23,061	$20,292
Accrued salaries and wages	1,716	1,555
Accrued warranty reserve	1,494	1,081
Deferred revenue	2,995	1,153
Revolving credit facility	10,431	7,080
Current portion of notes payable and capital lease obligations	363	214
Warrant liability	791	20,772
Total current liabilities	40,851	52,147
Long-term portion of notes payable and capital lease obligations	70	83
Other long-term liabilities	254	309
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 415,000,000 shares authorized; 300,315,313 shares issued and 299,317,493 shares outstanding at March 31, 2012; 259,544,911 shares issued and 258,595,291 shares outstanding at March 31, 2011	300	260
Additional paid-in capital	790,901	747,962
Accumulated deficit	(731,412)	(712,648)
Treasury stock, at cost; 997,820 shares at March 31, 2012 and 949,620 shares at March 31, 2011	(1,172)	(1,094)
Total stockholders' equity	58,617	34,480
Total	$99,792	$87,019

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended March 31,
	2012	2011	2010
Revenue	$109,371	$81,890	$61,554
Cost of goods sold	103,944	82,427	69,999
Gross margin (loss)	5,427	(537)	(8,445)
Operating expenses:
Research and development	8,237	6,986	6,954
Selling, general and administrative	28,927	26,203	28,383
Total operating expenses	37,164	33,189	35,337
Loss from operations	(31,737)	(33,726)	(43,782)
Other income	31	32	—
Interest income	2	4	8
Interest expense	(857)	(873)	(673)
Change in fair value of warrant liability	13,983	(3,667)	(22,853)
Loss before income taxes	(18,578)	(38,230)	(67,300)
Provision (benefit) for income taxes	186	240	(59)
Net loss	$ (18,764)	$ (38,470)	$ (67,241)
Net loss per common share—basic and diluted	$ (0.07)	$ (0.16)	$ (0.34)
Weighted average shares used to calculate basic and diluted net loss per common share	266,945	245,941	199,579
CONTACT: Capstone Turbine Corporation
         Investor and Investment Media Inquiries:
         818-407-3628
         ir@capstoneturbine.com